UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Kirby Corporation
(Exact name of registrant as specified in its charter)

Nevada	74-1884980
(State of Incorporation or organization)	(I.R.S. Employer Identification No.)

55 Waugh Drive, Suite 1000	77007
Houston, TX	(Zip Code)
(Address of principal executive offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box.:

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.“☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Rights to Purchase Series A	New York Stock Exchange
Junior Participating Preferred Stock

Securities to be registered pursuant to Section 12(g) of the Act:

None

ITEM 1. DESCRIPTION OF REGISTRANT=S SECURITIES TO BE REGISTERED

Reference is made to the Registration Statement on Form 8-A filed on July 20, 2000 with the Securities and Exchange Commission by Kirby Corporation, a Nevada corporation (the “Company”), relating to the rights distributed to the stockholders of the Company in connection with the Rights Agreement dated as of July 18, 2000 between the Company and Fleet National Bank (“Fleet”), as amended by Amendment to Rights Agreement dated as of April 30, 2002, pursuant to which Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.) succeeded Fleet as Rights Agent.

Effective January 24, 2006, the Company and the Rights Agent executed Amendment No. 2 to Rights Agreement (“Amendment No. 2”). Amendment No. 2 amended the Rights Agreement to remove the so-called “dead hand” provisions that stipulated that certain actions could be taken only by those members of the Board of Directors who were “continuing directors.” A “continuing director” generally was defined as a member of the Board of Directors prior to the commencement of a hostile takeover offer for the Company who was not an officer or employee of the Company, who was not related to the person making the hostile takeover offer and who was approved by prior “continuing directors.” As a result of the Amendment, most of the decisions to be made pursuant to the original Rights Agreement by such continuing directors will now instead be made by a majority of all the directors at the time of such decision. Amendment No. 2 also implements an exception to the definition of “Associate” to avoid unintended consequences of certain institutional stock ownership and eliminates a provision that applied only to a particular major stockholder.

The foregoing summary description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 2.

ITEM 2. EXHIBITS

1.
Amendment No. 2 to Rights Agreement, dated as of January 24, 2006, between Kirby Corporation and Computershare Trust Company, N.A., as Rights Agent. (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K dated January 27, 2006.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated January 27, 2006.

KIRBY CORPORATION

By	/s/ G. Stephen Holcomb
G. Stephen Holcomb
Vice President

EXHIBIT INDEX

1.
Amendment No. 2 to Rights Agreement, dated as of January 27, 2006, between Kirby Corporation and Computershare Trust Company, N.A., as Rights Agent. (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K dated January 27, 2006.)